EXHIBIT 99.1

21st Century Holding Company Reports Third Quarter 2011 Financial Results

LAUDERDALE LAKES, Fla., Nov. 10, 2011 (GLOBE NEWSWIRE) -- 21st Century Holding Company (Nasdaq:TCHC) (the "Company"), a Florida-based provider of insurance, today reported results for the quarter ended September 30, 2011 (see attached tables).

Highlights include:

  Third quarter net income of $427,627, or $0.05 per share
  Improved underwriting results; loss ratio improves to 60.90% from 74.59% in third quarter of 2010
  Accelerating flow-through of prior rate increases to premiums
  9% reduction of operating and payroll expense for the first nine months of 2011 versus the same period of 2010

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said "Our results this quarter reflect the initiatives undertaken during the past two years to improve our underwriting results and return to profitability. Our process has centered on creating a book of business that produces favorable underwriting results that can be sustained over the long term. Through disciplined underwriting which includes an enhanced analytical approach to underwriting all new business, reevaluating our existing policies and managing the geographic diversity of our policies, we have developed a book of business that we expect should produce a sustainable underwriting profit. In addition, while working to improve revenue results we have also made a concerted effort to control operating expenses. While focused on these key strategic initiatives, we took a more conservative approach to our risk retention.

"We are encouraged by the momentum that we have established in our business and the improvement in our operating results. The combination of our improved underwriting and reduced operating expenses positions us well for 2012. The rate increases we have received over the past year will have an increasingly positive effect on our premiums going forward as we continue to write new business and renew our existing policies at the higher rates."

Third Quarter 2011 Financial Review

  For the three months ended September 30, 2011, the Company reported net income of $0.4 million, or $0.05 per share on 7.95 million average undiluted and diluted shares outstanding, compared with a net loss of $1.3 million, or $0.16 per share on 7.95 million average undiluted and diluted shares outstanding in the same three-month period last year.

  For the nine months ended September 30, 2011, the Company reported a net loss of $2.4 million, or $0.30 per share on 7.95 million average undiluted and diluted shares outstanding, compared with a net loss of $4.5 million, or $0.57 per share on 7.95 million average undiluted and diluted shares in the same nine-month period last year.

  Gross premiums written remained unchanged at $17.7 million for the three months ended September 30, 2011, compared with $17.7 million for the same three-month period last year. Homeowners' gross written premium increased $0.7 million, or 5.4%, to $13.6 million for the three months ended September 30, 2011, compared with $12.9 million for the same three-month period last year.

  Gross premiums written increased $0.5 million, or 0.7%, to $72.8 million for the nine months ended September 30, 2011, compared with $72.3 million for the same nine-month period last year. Homeowners' gross written premium increased $2.3 million, or 4.2%, to $58.5 million for the nine months ended September 30, 2011, compared with $56.2 million for the same nine-month period last year.

  Unearned premiums decreased $0.2 million, or 0.4%, to $46.9 million as of September 30, 2011, compared with $47.1 million as of December 31, 2010.

  Net premiums earned increased $1.3 million, or 10.9%, to $12.9 million for the three months ended September 30, 2011, compared with $11.6 million for the same three-month period last year. Net premiums earned increased $2.2 million, or 6.5%, to $35.7 million for the nine months ended September 30, 2011, compared with $33.5 million for the same nine-month period last year.

  Total revenues increased $0.7 million, or 4.6%, to $16.2 million for the three months ended September 30, 2011, compared with $15.5 million for the same three-month period last year. Total revenues decreased $2.8 million, or 6.0%, to $43.5 million for the nine months ended September 30, 2011, as compared with $46.3 million for the same nine-month period last year.

Conference Call Information

The Company will hold an investor conference call at 4:30 PM (ET) today, November 10, 2011. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

(866) 501-5542

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at www.21stcenturyholding.com or interested parties can click on the following link:

http://www.21stcenturyholding.com/confindex.cfm

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company, through its subsidiaries, underwrites homeowners' property and casualty, commercial general liability, commercial residential property, flood, personal automobile, commercial automobile, inland marine, workers' compensation and personal umbrella insurance in the state of Florida. The Company is also licensed as an admitted carrier in the states of Alabama, Georgia, Louisiana and Texas to offer coverage for more than 300 classes of commercial general liability business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the states of Arkansas, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee, and Virginia and offers the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers' lines of business, as well as to process and adjust claims for third party insurance carriers.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "should," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, the costs of reinsurance and the collectability of reinsurance; the success of the Company's growth and marketing initiatives and introduction of its new product lines; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of legislation and regulations adopted in Florida and the other states in which we do business which affect the property and casualty insurance market; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes and/or changes in our capital structure, and the timing thereof; the outcome of litigation pending against us or which is commenced against the Company after the date hereof, including the terms of any settlements; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services (a withdrawal or reduction of our rating(s) could limit us from writing or renewing policies and could cause the Company's insurance policies to no longer be acceptable to the secondary marketplace and mortgage lenders); catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by us in our filings with the SEC. Additional risk factors are also set forth in the Company's Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 31, 2011, and in the Company's subsequent filings under the Securities Exchange Act of 1934. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

21st CENTURY HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenue:	2011	2010	2011	2010
Gross premiums written	$17,654,192	$17,698,344	$72,800,126	$72,317,055
Gross premiums ceded	(29,656,985)	(29,526,779)	(44,671,928)	(51,352,050)

Net premiums written	(12,002,793)	(11,828,435)	28,128,198	20,965,005

Increase in prepaid reinsurance premiums	18,000,991	16,194,499	7,366,635	9,555,026
Decrease in unearned premiums	6,893,940	7,254,665	201,004	3,007,959
Net change in prepaid reinsurance premiums and unearned premiums	24,894,931	23,449,164	7,567,639	12,562,985

Net premiums earned	12,892,138	11,620,729	35,695,837	33,527,990
Commission income	253,868	399,000	859,258	1,343,113
Finance revenue	174,600	109,797	410,688	285,563
Managing general agent fees	288,340	309,760	1,201,321	1,242,835
Net investment income	1,030,760	925,436	3,053,748	2,870,774
Net realized investment gains	712,658	1,864,301	1,052,086	5,688,465
Regulatory assessments recovered	--	115,114	108,826	681,736
Other income	841,845	134,922	1,112,576	653,125

Total revenue	16,194,209	15,479,059	43,494,340	46,293,601

Expenses:
Loss and loss adjustment expenses	7,851,292	8,668,967	24,116,137	27,929,527
Operating and underwriting expenses	2,272,198	2,542,082	7,528,778	8,271,408
Salaries and wages	1,973,348	2,146,193	6,062,446	6,394,078
Policy acquisition costs, net of amortization	3,555,940	3,912,929	9,534,210	10,407,752

Total expenses	15,652,778	17,270,171	47,241,571	53,002,765

Income (loss) before provision for income tax expense (benefit)	541,431	(1,791,112)	(3,747,231)	(6,709,164)
Provision for income tax expense (benefit)	113,804	(522,938)	(1,363,310)	(2,165,246)
Net income (loss)	$427,627	$ (1,268,174)	$ (2,383,921)	$ (4,543,918)
Basic net income (loss) income per share	$0.05	$ (0.16)	$ (0.30)	$ (0.57)
Fully diluted net income (loss) income per share	$0.05	$ (0.16)	$ (0.30)	$ (0.57)

Weighted average number of common shares outstanding	7,946,384	7,946,384	7,946,384	7,946,384

Weighted average number of common shares outstanding (assuming dilution)	7,946,384	7,946,384	7,946,384	7,946,384

Dividends paid per share	$0.00	$0.00	$0.00	$0.06

21st CENTURY HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	9/30/2011	12/31/2010
Total Cash and Investments	$143,733,477	$138,691,834
Total Assets	$178,758,267	$184,049,393
Unpaid Loss and Loss Adjustment Expense	$62,158,716	$66,529,156
Total Liabilities	$123,082,228	$126,118,570
Total Shareholders' Equity	$55,676,039	$57,930,823
Common Stock Outstanding	7,946,384	7,946,384
Book Value Per Share	$7.01	$7.29

Premium Breakout
	3 Months Ending		9 Months Ending
Line of Business	9/30/2011	9/30/2010	9/30/2011	9/30/2010
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$13,555	$12,860	$58,517	$56,164
Commercial General Liability	2,352	3,075	7,967	9,814
Federal Flood	1,260	1,239	3,519	3,101
Automobile	487	524	2,797	3,238

Gross Written Premiums	$17,654	$17,698	$72,800	$72,317

Loss Ratios
	3 Months Ending		9 Months Ending
Line of Business	9/30/2011	9/30/2010	9/30/2011	9/30/2010
Homeowners'	50.38%	83.74%	63.36%	89.55%
Commercial General Liability	71.60%	44.16%	76.00%	55.93%
Automobile	207.41%	136.52%	96.01%	192.81%
All Lines	60.90%	74.59%	67.56%	83.30%

The loss ratio is calculated as losses and loss adjustment expense divided by net premiums earned for each line of business in the given measured period.

CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         21st Century Holding Company